Exhibit 10.52

EMPLOYMENT TERMINATION AGREEMENT

This Employment Termination Agreement (“Agreement”) is made as of July 31 , 2005 by and between Bill Glaser, an individual whose principal address is 31 Union Square West #12A, New York, NY 10003. (“Glaser”), and Health Sciences Group, Inc., a Delaware corporation (the “Company”), with its principal place of business at 6080 Center Drive. Los Angeles, CA 90045

RECITALS

WHEREAS, the Company and Glaser entered into that certain Employment Agreement dated as of January 1, 2002 (the “Employment Agreement”);

WHEREAS, the Company and Glaser mutually agree to terminate his employment and accept his resignation from the office of President and Secretary.

WHEREAS, the Company wishes to contract with Glaser for consulting services and Glaser wishes to enter into a consulting arrangement with the Company; and

WHEREAS, the Company and Glaser wish to formalize the termination of his employment and the terms of his consulting services for the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Glaser agree as follows:

AGREEMENT

1.

Termination of Employment Agreement; Survival of Specific Covenants. Effective immediately upon the execution and delivery of this Agreement by each of Glaser and the Company, (i) the Employment Agreement shall be deemed terminated, (ii) the “Employment Period” (as defined therein) shall terminate, and (iii) Glaser shall cease for any or all purposes to be an employee of the Company.  Glaser hereby resigns, and the Company hereby acknowledges and accepts Glaser’s resignation, from the office of President and Secretary of the Company.  Notwithstanding the foregoing, the covenants set forth in Section 6 and Section 7 of the Employment Agreement shall survive the termination of the Employment Agreement and remain enforceable in accordance with their respective terms.  The Company and Glaser further agree that the terms and provisions of Section 8.1 and Section 8.2 shall survive the termination of the Employment Agreement and remain enforceable in accordance with their respective terms.

2.

Post-Termination Compensation and Benefits.  In consideration of this Termination Agreement, the Company shall pay to Glaser the balance of his annual salary under paragraph 2.1 (a) of the Employment Agreement in periodic payments on regularly scheduled payroll dates consistent with past practices with the last payment to be made on July 31, 2005.    The Company shall also pay (1) all bonuses, including without limitation, bonuses based on the Company’s quarterly performance that would have been paid had Glaser performed services through December 31, 2005, and (2) car allowances of $650 per month until July 31, 2005.  Glaser will also be reimbursed for all Company-related expenses incurred prior to July 31, 2005.  The Company shall continue to provide health insurance and benefits on terms substantially identical to that now provided to Glaser under the Employment Agreement (the “Extended Benefits”) under either the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or the Company’s current benefit plans. The costs of all such Extended Benefits will be borne solely by the Company. The Extended Benefits shall be furnished to Glaser through and including the expiration of his Consulting Agreement.  To the extent that Extended Benefits are treated as taxable income to Glaser, the Company shall “gross-up” payments to Glaser for such cost.  The “gross-up” amounts and payments shall be mutually agreeable to the Company, Glaser and Glaser’s tax advisors.

3.

Board of Directors Position.  Notwithstanding anything in this Agreement to the contrary, Glaser shall continue to serve as Co-Chairman of the Board of Directors in accordance with the terms of the Company’s Articles of Incorporation and By-Laws as in effect on the date hereof.  Glaser shall determine in advance of the next annual meeting whether he shall seek reelection to the Board of Directors of the Company. Glaser may at any time voluntarily resign from the Co-Chairmanship or from the Board of Directors of the Company.  If Glaser remains on the Board of Directors after December 31, 2005, he shall be paid $2,000 per month and be issued the customary options for a Board member of the Company.  The Company will also provide him business cards with his title as “Co-Chairman” at the inception of this Agreement.

4.

Consulting Agreement; Stock and Undertakings.  The Company and Glaser each hereby agree that upon the execution and delivery of this Agreement, they shall each execute and deliver the Consulting Agreement in the form of that attached hereto as Exhibit A (the “Consulting Agreement”).  The Company represents that it has taken all actions necessary or desirable to authorize the execution and delivery of the Consulting Agreement and to perform its obligations thereunder in accordance with its terms.

5.

Notices.  Unless otherwise specifically provided in this Agreement, all notices or other communications (collectively and severally called “Notices”) required or permitted to be given under this Agreement or required pursuant to Sections 6, 7, 8.1 and 8.2 of the Employment Agreement shall be in writing, and shall be given by: (A) personal delivery (which form of Notice shall be deemed to have been given upon delivery), (B) by telegraph or by private airborne/overnight delivery service (which forms of Notice shall be deemed to have been given upon confirmed delivery by the delivery agency), or (C) by electronic or facsimile or telephonic transmission, provided the receiving party has a compatible device or confirms receipt thereof (which forms of Notice shall be deemed delivered upon confirmed transmission or confirmation of receipt).  Notices shall be addressed to the address set forth in the introductory section of this Agreement, or to such other address as the receiving party shall have specified most recently by like Notice, with a copy to the other party. All notices to the Company shall be addressed to the President.

6.

Indemnification.   The Company shall indemnify, defend, and hold harmless Glaser, and his representatives, from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including, without limitation, interest, penalties, and reasonable attorney fees and costs, that Glaser may incur or suffer and that arise, result from, or are related to any breach or failure of the Company to perform any of the representations, warranties, covenants and agreements contained in this Agreement.

7.

Choice of Law and Venue.  This Agreement and any surviving provisions of the Employment Agreement shall be governed according to the laws of the State of California.  Venue for any legal or equitable action between the Company and the Glaser not brought under Section 8 that relates to this Agreement or the Employment Agreement shall be in the City of Los Angeles, California.

8.

Arbitration.  The parties hereby agree that all controversies, claims and matters of difference shall be resolved by binding arbitration before the American Arbitration Association (the “AAA”) located in the City of Los Angeles, California according to the rules and practices of the AAA from time-to-time in force; provided however that the parties hereto reserve their rights to seek and obtain injunctive or other equitable relief from a court of competent jurisdiction, without waiving the right to compel such arbitration pursuant to this section.  The arbitrator shall apply California law in rendering a decision.

9.

Entire Agreement.  This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the termination of the Employment Agreement and the agreement to enter into the Consulting Agreement.  Each party to this agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

10.

Counterparts.  This Agreement may be executed manually or by facsimile signature in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute but one and the same instrument.

11.

Severability.  If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be determined to be invalid, illegal or unenforceable under present or future laws effective during the term of this Agreement, then and, in that event: (A) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated into this Agreement, and, in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and be legal, valid and enforceable, and (B) the remaining part of this Agreement (including the application of the offending term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable) shall not be affected thereby and shall continue in full force and effect to the fullest extent provided by law.

12.

Preparation of Agreement.  It is acknowledged by each party that such party either had separate and independent advice of counsel or the opportunity to avail itself or himself of the same.  In light of these facts it is acknowledged that no party shall be construed to be solely responsible for the drafting hereof, and therefore any ambiguity shall not be construed against any party as the alleged draftsman of this Agreement.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

WHEREFORE, the parties have executed this Termination Agreement on the date first written above.

“GLASER”

___________________________________

Bill Glaser

“COMPANY”

Health Sciences Group, Inc.

By:  ___________________________________

Name:  __________________________________

Title:  ___________________________________

EXHIBIT “A”

FORM OF CONSULTING AGREEMENT